Exhibit 4.3

Abbotly Technologies, Inc.

LICENSE AGREEMENT

THIS AGREEMENT made this 15th day of October 2003 BETWEEN:

Abbotly Technologies Inc. a Missouri, United States of America corporation having its place of business at 400 N. Mountain Ave, Suite 219, Upland California USA (hereinafter referred to as LICENSOR)

And

Citotech Systems Inc. a Corporation of the province of British Columbia, Canada having its place of business at 702-750 West Pender Street, Vancouver, BC V6C 2TC

(hereinafter referred to as LICENSEE)

WHEREAS:

A.

Abbotly Technologies Ply Limited ABN 36 001 828 017 of Australia is the manufacturer and World Wide Distributor of a range of energy saving systems, designed specifically for refrigeration and air conditioning equipment (hereinafter called the Products) as described with more particularity in Schedule 1 hereto.

B.

LICENSOR is the North American exclusive distributor of the Products.

C.

LICENSEE wishes to be granted the exclusive right to sell and distribute Products to customers located in the Territory (as defined below) upon and subject to the terms and conditions hereinafter contained.

D.

LICENSOR is willing to grant such exclusive rights to Licensee upon and subject to such terms and conditions.

IT IS MUTUALLY AGREED AS FOLLOWS:

1.0

Definitions

Abbotly License Agreement, Canada

"Commencement Date" shall mean August 12, 2003 or such other date as shall be agreed to by both parties in writing.

"Products" means the products listed in Schedule 1 and such other products as may from time to time be agreed to in writing by the parties.

"Territory" shall mean all the territory within the geographical boundaries of Canada and the State of New York.

"Confidential Information" includes, but is not limited to, Product designs, Product software programs, business methods, manuals, calculation programs and other copyrighted intellectual property.

2.0

Appointment

2.1

LICENSOR hereby appoints the LICENSEE as its sole and exclusive distributor for the sale of the Products in the Territory and the LICENSEE agrees to act in that capacity subject to the terms and conditions of this Agreement.

2.2

Except as otherwise provided in paragraph 15, during the term of this Agreement LICENSOR shall not appoint any other person, firm or company as a distributor, representative or agent for sale of the Products in the Territory or knowingly supply product to other persons, firms or companies for sale in the Territory.

2.3

LICENSEE shall be entitled to describe itself as LICENSOR's "Authorized Exclusive Distributor" for the Products to customers, but shall not hold itself out as LICENSOR's agent or as being entitled to bind LICENSOR in any way.

2.4

LICENSEE shall sell Products within the Territory.

2.5

LICENSEE shall not during the term of this Agreement:

(a)

Obtain the Products from any person, firm or company other than LICENSOR or a source approved by LICENSOR.

(b)

Be concerned or interested, either directly or indirectly, in the manufacture, distribution or sale of any goods that directly compete with the Products.

3.0

Supply of the Products

3.1

LICENSOR shall supply Products within one month after receipt of LICENSEE's purchase orders.

Abbotly License Agreement, Canada

3.2

Upon receipt and confirmation of a purchase order from Licensee LICENSOR shall, as soon as it is practicable inform LICENSEE of the estimated delivery date for the Products ordered. LICENSOR shall use all reasonable endeavors to meet all promised delivery dates.

3.3

In the event that any of the Products are rendered obsolete or are superseded by new Products, LICENSOR shall supply such new Products to Licensee on the terms and conditions contained in this Agreement.

4.0

Payment For The Products.

4.1

Quoted prices for Products do not include any applicable taxes, import duties or delivery charges for which LICENSEE shall be responsible.

4.2

All payments for Products shall be made by LICENSEE in United States Dollars by transfer to such bank account as LICENSOR may from time to time designate in writing to LICENSEE. LICENSEE shall cause payment to be made in compliance with Schedules 1 and 2 attached herein.

4.3

LICENSOR shall give LICENSEE not less than Thirty (30) days notice in writing of any change in the prices of the Products. LICENSEE shall have the right to place orders during the Thirty (30) day notice period at the lower price then in effect.

4.4

If LICENSEE fails to comply with the terms of payment, provided herein, after the reasonable notice and the opportunity to cure any payment deficiencies, LICENSOR shall be entitled to cancel this Agreement in accordance with paragraph 9.3.(a)below.

5.0

Marketing of the Products

5.1

LICENSEE shall use its best efforts to promote sale of the Products in the Territory and, subject to compliance by LICENSOR with its obligations under paragraph 3.1 to satisfy the customers' requirements.

5.2

LICENSEE shall be entitled to sell the Products to its customers at such prices as it may determine. Licensee's sales and marketing efforts shall not bring disrepute to LICENSOR or the Products.

5.3

LICENSEE shall maintain such stocks of Products as may be necessary to meet its customer's requirements.

Abbotly License Agreement, Canada

5.4

In connection with the promotion and marketing of Products, LICENSEE shall make clear in all dealings with customers and prospective customers that it is acting as a distributor of Products and not as an agent of LICENSOR.

5.5

LICENSEE shall comply with all legal requirements from time to time in force relating to the storage, promotion and sale of Products.

5.6

LICENSEE shall provide LICENSOR a Marketing and Sales report at three month intervals in the form attached as Schedule 3.

5.7

LICENSOR shall receive a complete copy of the results of any test or evaluation of Products conducted or commissioned by LICENSEE no later than one month after completion of the test(s) or evaluation(s).

5.8

In the event LICENSEE does not achieve a sales rate in order to meet the "annual gross sales requirement" set forth in Schedule 1 hereto, LICENSEE shall allow LICENSOR representatives to visit LICENSEE and examine the marketing and sales procedures and methods used by LICENSEE.

5.9

LICENSEE shall maintain an active, suitably qualified, trained technical staff and sales force and shall provide an after sales service for customer's Products and maintain a suitable business infrastructure to satisfy the customer's requirements.

LICENSEE may charge customers for post-sale services at a rate and in a manner deemed reasonable, in LICENSEE's sole discretion.

5.10

Except as stated in paragraph 15 LICENSEE shall not sell or supply Products to any person or company for resale outside the Territory without first obtaining approval in writing from LICENSOR.

6.0

Support and Training

6.1

LICENSOR shall provide up to date information concerning the Products to assist LICENSEE in selling Products to the Customer, and LICENSOR shall endeavor. to answer promptly technical enquiries concerning the Products which are made by LICENSEE or its customers.

6.2

During the term of this Agreement, LICENSOR shall provide to LICENSEE training by LICENSOR relating to the Products for a period not exceeding twelve (12) working days in the first year of the agreement and not exceeding six (6) working days in subsequent years of the term of this Agreement.

Abbotly License Agreement, Canada

6.3

The services to be provided for by LICENSOR pursuant to paragraph 6.1. and 6.2 shall be provided in the English language and shall be free of charge, but additional training and the provision of sates and technical support requested by LICENSEE and given by LICENSOR shall be paid for by LICENSEE at LICENSOR's standard rates as listed in Schedule 1.

7.0

Confidentiality

7.1

Except as provided in paragraph 7.2, LICENSEE shall, at all times during the term of this Agreement and after its termination, keep LICENSOR’s method of business and intellectual property (including, but not restricted to copyright and design information) confidential and not disclose such confidential information to any other person; and not use any confidential information for any purpose other than the performance of its obligations under this Agreement.

7.2

Subject to paragraph 7.1, confidential information may not be disclosed by LICENSEE without first obtaining the written approval from LICENSOR. In each case LICENSEE shall use its best endeavors to ensure that the person to whom such information is disclosed, maintains the information in confidence and does not use the information except for the purposes for which the disclosure is made.

7.3

LICENSEE shall ensure that all officers, directors, employees, consultants and contractors of LICENSEE execute an appropriate confidentiality and non-disclosure and agreement with respect to LICENSOR's confidential information, A copy each signed confidentiality agreement shall be given to LICENSOR within fourteen days after the execution thereof.

7.4

In the event LICENSEE becomes aware of any improper use of LICENSOR's confidential information, LICENSEE shall take all reasonable actions to protect LICENSOR's confidential information including, without limitation, seeking injunctions and penalties against any person or entity improperly using, infringing on, or endangering LICENSOR's proprietary and intellectual property. LICENSEE shall immediately notify LICENSOR of any such infringement and the action it has taken to rectify such infringement.

8.0

Warranties and Liabilities

8.1

LICENSOR warrants to LICENSEE that all product supplied hereunder will be of good, first class merchantable quality and will comply with the specifications and standards published in LICENSOR technical literature.

Abbotly License Agreement, Canada

LICENSOR shall repair or replace any Product, free of cost to LICENSEE, which is found to be defective in design or manufacture, provided such Product is returned to LICENSOR not later than 24 months from the original date of delivery to LICENSEE.

To the extent allowed by law, except for the obligations set forth in this warranty statement, in no event shall LICENSOR be liable for direct or indirect, incidental or consequential damages.

9.0

Duration and Termination

9.1

The term of this Agreement shall commence on the Commencement Date and shall continue for a period of five (5) years. Licensee shall have the option to extend the term of this Agreement for three (3) successive periods of five (5) years by giving notice of renewal in writing to LICENSOR not later than 3 months prior to the end of the initial or any extended term hereof.

9.2

LICENSOR shall be entitled to terminate this Agreement:

(a)

At any time if the LICENSEE fails to meet the annual minimum gross sales requirements set forth in Schedule 1, unless prevented from doing so by force majeure.

(b)

If there is at any time a transfer of control of the License from LICENSEE to which LICENSOR has not consented, or

9.3

Either party shall be entitled to terminate this Agreement. by written notice to the other Party if:

(a)

The other party commits a breach of this Agreement and falls to cure the same within a reasonable time after receipt of written notice specifying in reasonable detail the nature of the breach.

(b)

A lien holder takes possession of or a receiver is appointed over the assets or property of the other party.

(c)

The other party makes any voluntary arrangement with its creditors, goes into liquidation or ceases or threatens to cease, to carry on business.

Abbotly License Agreement, Canada

9.4

LICENSEE may terminate this Agreement if LICENSOR fails to supply Products in a timely manner after receiving a purchase order or orders from LICENSEE.

10.0

Consequences of Termination

10.1

Upon termination of this Agreement:

(a)

All outstanding unpaid invoices rendered by LICENSOR in respect of Products shall become immediately payable by LICENSEE.

(b)

LICENSEE shall cease to promote, market or advertise the Products other than for the purpose of selling inventory on hand.

(c)

LICENSEE shall have no claim against LICENSOR for compensation for loss of distribution rights, loss of goodwill.

(d)

Except as provided in Paragraph 7 neither party shall have any further obligations to the other under this Agreement.

11.0

Nature of the Agreement

11.1

Nothing in this Agreement shall create, or be deemed to create, a partnership or the relationship of principal and agent or employer an employee between the parties. It is agreed and understood by LICENSOR and LICENSEE, that LICENSEE is an independent contractor engaged in its own business.

11.2

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous agreements and understandings between the parties with respect thereto, and may not be modified except by an instrument in writing signed by the duly authorized representative of each of the parties.

11.3

Each party acknowledge that, in entering into this Agreement, it does not do so on the basis of, and does not rely on, any representation, warranty or promise except as set forth in this Agreement.

11.4

If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or part, this Agreement shall continue to be valid as to the other provisions hereof and the remainder of the affected provision(s).

Abbotly License Agreement, Canada

11.5

The contents of this Agreement shall be kept confidential and shall not be disclosed to any third party unless required by law.

11.6

This Agreement shall be binding upon each of the parties hereto and their respective successors and permitted assigns.

12.0

Sub-Distributors

12.1

LICENSEE may appoint Sub-Distributors or sales agents to market, sell and install Products in the Territory. Each Sub-Distributor and sales agent shall enter an agreement with LICENSEE similar in content to this License Agreement and shall be bound at all times by the confidentiality requirements of this Agreement.

12.2

LICENSEE shall supply LICENSOR with a copy of all such agreements for approval.

12.3

LICENSEE shall accept full responsibility for the training conduct of its Sub-Distributors and sales agents.

13.0

No License To Manufacture

This Agreement does not grant LICENSEE any right to manufacture Products.

This Agreement provides LICENSEE with a license to use LICENSOR's intellectual property and Copyrighted material within the terms of this Agreement. The Agreement does not confer any ownership of such intellectual property or copyrighted material.

14.0

Insurance

LICENSEE shall maintain insurance policies covering the following risks for the minimum designated amounts.

Product Liability of US$2,000,000. Product Liability insurance must cover any and all damage which occurs to property and persons due to the operation of the business or the installation of the products.

Workers Compensation Insurance as required by Law.

LICENSEE is responsible for all premiums and costs associated with maintaining the above mentioned insurance policies.

Abbotly License Agreement. Canada

Copies of current insurance policies and/or certificates of insurance shall be forwarded to LICENSOR prior to the commencement of Licensee's initial sale and no later than one month after the renewal of each policy during the term hereof.

15.0

International Corporate Clients

15.1

Where Abbotly, LICENSEE or any sales representative in another exclusive territory directly enters Into an agreement to install Products for a national corporate client (a client with muti-territory facilities with agreement at client's headquarters) ("NCC") and NCC installs Products in facilities located within an exclusive territory, then local sales representative or licensee shall be paid a commission equal to the following:

Gross Commission = 1/3 X total amount received from customer

Net Commission = Gross Commission - installation cost

Commission payable to local licensee sales representative

= Net Commission X.50

The balance of the net commission shall be paid to the party securing the Agreement with the NCC.

15.2

However, in such circumstances the local Licensee or sales representative shall be responsible and pay for the installation and a will provide on-going customer support. Installing LICENSEE or sales representative must notify Abbotly in advance of any such sale. Commission will be due and payable with 15 days of receipt of payment from client.

15.3

In the event no sales representative or licensee exists for the territory into which the Products are to be installed, then LICENSEE shall seek approval from Abbotly for such sale and installation, which approval shall not be unreasonably withheld.

16.0

Proper Law

This Agreement shall be governed by and construed in all respects in accordance with the laws of Los Angeles County, California.

17.0

Notices and Services

Any notice, shall be deemed to have been sufficiently given if dispatched by personal delivery or sent by registered post to the first above written address of the respective parties hereto. Any such notice if delivered personally shall be deemed to have been given or served on delivery against receipt thereof and if sent by post shall be deemed to have been  iven  or  served  at  the  time

Abbotly License Agreement, Canada

when the registered letter would in the ordinary course of post be delivered.

18.0

Construction

Unless there is some thing in the subject or context inconsistent with such construction or unless it is otherwise expressly provided:

(i)

words in the singular include the plural and words in the plural include the singular;

(ii)

words importing the masculine gender shall include the feminine and neuter gender;

(iii)

words applicable to natural persons include any body or persons firm or partnership or corporate or un-incorporate.

Abbotly License Agreement, Canada

AS WITNESS this Agreement has been duly executed under seal by the parties hereto the day and year first above written.

Signed by

)

for and on behalf of

) ___________________________

Abbotly Technologies, Inc. (LICENSOR)

)

Date) November 25, 2003

Signed by

)

for and on behalf of

) ___________________________

Citotech Systems, Inc. (Licensee)

)

Date) October 15, 2003

Abbotly License Agreement, Canada

SCHEDULE 1.

ANNUAL GROSS SALES REQUIREMENT

LICENSEE shall sell a quantity of the Products having value not less than US$100,000 during the first year, where the first year begins January 1, 2004, US $400,000 during the second year and US$1,000,000 in each subsequent year of the term of this Agreement. "Value" is defined as the purchase costs of the products from LICENSOR.

PRICE SCHEDULE

The price to the LICENSEE of the individual Products sold at commencement shall be:

Sold	Within Canada	Outside Canada
Model	Price Each	Price Each
Network Controller	US$1,260.00	US$1,800.00
System Interface Module	US$840.00	US$1,200.00
Single Control Module	US$1,540.00	US$2,200.00
PT100 Sensor	US$70.00	US$100.00
Pressure Transducer	US$231.00	US$330.00

All prices quoted are in United States Dollars and do not include shipping, transport insurance or any taxes or Import duties. All taxes, duties and freight shall be paid by LICENSEE.

Charges for additional on-site training services or sales and technical support requested by LICENSEE and supplied by LICENSOR shall be charged at the rate of US$1,200 for each day, not to exceed 10 hours in any given day or US$150 per hour, whichever is the less plus travel expenses.